Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Smith & Nephew 2004 Performance Share Plan, The Smith & Nephew 2004 Executive Share Option Plan and The Smith & Nephew 2004 Co-investment Plan of our report dated 16 March 2004, with respect to the consolidated financial statements and schedule of Smith & Nephew plc included in its combined Annual Report and Form 20-F for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

London, England

Dated: February , 2005